Exhibit 99.1

PRESS RELEASE

100 Glenborough Drive	Contact: Greg Panagos: 281-872-3125
Suite 100	Investor_Relations@nobleenergyinc.com
Houston, TX 77067
NOBLE ENERGY, INC. SELLS GULF OF MEXICO SHELF ASSETS FOR $625 MILLION
AND ANNOUNCES A $500 MILLION COMMON STOCK REPURCHASE PROGRAM
HOUSTON (May 16, 2006) — Noble Energy, Inc. (NYSE: NBL) today announced that it has entered into a purchase and sale agreement to sell its Gulf of Mexico shelf assets to Coldren Resources LP for $625 million. The sale is expected to close by June 30, 2006 with an effective date of March 1, 2006. The purchase and sales agreement is subject to customary conditions, including expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and closing adjustments.
Noble Energy also announced that its board of directors has authorized the purchase of up to $500 million of the company’s common stock. Noble Energy may buy shares from time to time on the open market or in negotiated purchases. The timing and amounts of any repurchases will be at management’s discretion and in accordance with securities laws and other legal requirements. The repurchase program is subject to reevaluation in the event of changes in market conditions.
The sale will include essentially all of the company’s assets in the Gulf of Mexico shelf. Noble Energy will retain its interest in the Main Pass area, which is currently undergoing repair work after suffering significant hurricane damage in 2004 and 2005. The company plans to continue active exploration and production activities in the deepwater Gulf of Mexico and onshore Gulf coast areas.
Production from the assets to be sold currently totals approximately 5,000 barrels of oil per day and 90 million cubic feet of natural gas per day, net to Noble Energy, for a combined total of approximately 20,000 barrels of oil equivalent per day. As of March 1, 2006, Noble Energy’s proved reserves for the assets being sold totaled seven million barrels of oil and 120 billion cubic feet of natural gas, or a combined total of 27 million barrels of oil equivalent.
Charles Davidson, Noble Energy’s Chairman, President and CEO, said, “The sale of our Gulf of Mexico shelf assets is another significant step in focusing Noble Energy’s future investments and growth in the most prospective areas worldwide. Our merger with Patina Oil & Gas in 2005 and acquisition of United States Exploration in 2006 have brought us an immense inventory of low risk and high return projects in the Rockies and Mid-continent regions of North America. When coupled with our long-lived international assets and high-impact exploration program in the deepwater and in international, we believe Noble Energy is well-positioned to accelerate value creation for our shareholders.”
After-tax cash proceeds from the sale are expected to be approximately $525 million. The company expects to record a pretax gain from the sale of approximately $270 million, which will be more than offset by the following non-cash items:
•	Pretax charge of $390 million related to cash flow hedges that are currently included in equity as other comprehensive losses (OCL); and

•	A net tax benefit of about $5 million.
The reclassification of OCL to income reflects the mark-to-market value of certain cash flow hedges related to the company’s Gulf of Mexico shelf production. In addition, Noble Energy expects to re-designate these hedges to other North American production. The re-designation of hedges will result in a similar increase in prices realized by Noble Energy for some of its natural gas sales for the period beginning at the closing date through 2008. The volume of hedges that will receive such treatment in 2006 following closing is 100 MMMBtupd. The actual impact of the reclassification of OCL to income will be recognized on the closing date of the sale.
The above discussion of the after-tax cash proceeds and loss associated with the Gulf of Mexico shelf sale is based on estimates of market conditions at closing. All estimates are subject to change based on final analysis of assets and liabilities sold and market conditions.
Randall & Dewey, a division of Jefferies & Company, Inc., and J.P. Morgan provided advisory services to Noble Energy on this transaction.
Noble Energy is one of the nation’s leading independent energy companies and operates throughout major basins in the United States including Colorado’s Wattenberg field, the Mid-continent region of western Oklahoma and the Texas Panhandle, the San Juan basin in New Mexico, the Gulf Coast and the Gulf of Mexico. In addition, Noble Energy operates internationally in Argentina, China, Ecuador, Equatorial Guinea, the Mediterranean Sea, the North Sea and Suriname. Noble Energy markets natural gas and crude oil through its subsidiary, Noble Energy Marketing, Inc. Visit Noble Energy online at www.nobleenergyinc.com.
This news release may include projections and other “forward-looking statements” within the meaning of the federal securities laws. Any such projections or statements reflect Noble Energy’s current views about future events and financial performance. No assurances can be given that such events or performance will occur as projected, and actual results may differ materially from those projected. Important factors that could cause the actual results to differ materially from those projected include, without limitation, the volatility in commodity prices for oil and gas, the presence or recoverability of estimated reserves, the ability to replace reserves, environmental risks, drilling and operating risks, exploration and development risks, competition, government regulation or other action, the ability of management to execute its plans to meet its goals and other risks inherent in Noble Energy’s business that are detailed in its Securities and Exchange Commission filings. The United States Securities and Exchange Commission permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves. We use certain terms in this press release, such as “resources,” “estimated resource range,” “resource potential” and “potential resources,” that the SEC’s guidelines strictly prohibit us from including in filings with the SEC. Investors are urged to consider closely the disclosures and risk factors in our Forms 10-K and 10-Q, File No. 1-16619, available from Noble Energy’s offices or website, www.nobleenergyinc.com. These forms can also be obtained from the SEC by calling 1-800-SEC-0330.
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